UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2016

Resource America, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203, Navy Yard Corporate Center Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure
Resource America, Inc. has revised the GAAP net income it provided in its March 1, 2016 press release as a result of an adjustment to its income tax provision (benefit). As adjusted, the income tax provision (benefit) decreased to $2,401,000 and $5,857,000 for the three months and year ended December 31, 2015, respectively, from the $3,289,000 and $6,745,000, respectively, as originally reported, while net income (loss) increased to $3,386,000 and $8,232,000 from $2,498,000 and $7,344,000, respectively, for such periods. The adjustment also increased net income (loss) attributable to common shareholders to $4,574,000 and $6,188,000 from $3,686,000 and $5,300,000 for the respective periods. Basic earnings per share increased to $0.22 and $0.28 per share from $0.18 and $0.24 for the three months and year ended December 31, 2015, respectively, and diluted earnings per share increased to $0.22 and $0.28 per share from $0.17 and $0.24 for the respective periods.

The revised information is reflected in Resource America’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015 filed contemporaneously herewith.